Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Delcath Systems, Inc. and Subsidiaries on Form S-8 of our report dated March 26, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Delcath Systems, Inc. and Subsidiaries as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of Delcath Systems, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP
Marcum LLP
New York, NY
June 28, 2024